Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of August 5, 2011 and is entered into by and between NEUROGESX, INC., a Delaware corporation (hereinafter referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a term loan in an aggregate principal amount of up to Fifteen Million and No/100 Dollars ($15,000,000) (the “Term Loan”);

B. Borrower has requested Lender to make available to Borrower a revolving facility in an aggregate principal amount of up to Five Million and No/100 Dollars ($5,000,000) (the “Revolving Loan”); and

C. Lender is willing to make the Term Loan and the Revolving Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Lender a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit F.

“Advance(s)” means a Term Loan Advance and/or a Revolving Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Borrowing Base” means 80% of Eligible Accounts.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit E.

“Cash” means all cash and liquid funds.

“Change in Control” means, at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the then outstanding voting stock of the Borrower; or (b) the replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.

“Commitment Fee” means $35,000, which fee is due to Lender on or prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“Common Stock” means the Common Stock, $0.001 par value per share, of Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Cowen Collateral” the Collateral (as described in the Cowen Financing Documents) and set forth on Annex I.

“Cowen Financing” means the financing arrangements made pursuant to Cowen Financing Agreement.

“Cowen Financing Agreement” means the Financing Agreement, dated as of April 29, 2010 by and between the Borrower and Cowen Healthcare Royalty Partners, L.P. (or its affiliates or assignees).

“Cowen Financing Documents” means the Cowen Financing Agreement and any other Transaction Documents (as defined therein).

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disclosure Letter” means the Disclosure Letter delivered by Borrower on the Closing Date.

“Eligible Accounts” means Accounts receivable arising in the ordinary course of Borrower’s business. Lender reserves the right at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith credit judgment. Unless otherwise agreed by Lender, Eligible Accounts shall not include the following;

(a) Accounts that the account debtor has failed to pay in full within 125 days of invoice date;

(b) Accounts owing by an account debtor, including its Affiliates, whose total obligations to Borrower exceed 10% of all Accounts, to the extent those obligations exceed that percentage, except as approved by Lender and Accounts owing from the following pre-approved Account Debtors: (i) Besse Medical, (ii) McKesson Corporation, (iii) Cardinal Specialty and (iv) ASD Healthcare;

(c) Accounts owing by an account debtor, including its Affiliates, 25% of whose Accounts the account debtor has failed to pay within 125 days of invoice date;

(d) Accounts owing by an account debtor that does not have its principal place of business in the United States;

(e) Accounts owing by an account debtor that Borrower owes money, goods and/or services or is otherwise obligated, but only to the extent of the potential amount owed;

(f) Accounts arising out of deferred revenue (other than Accounts associated with deferred revenue from product sales);

(g) Accounts owing by an Affiliate of Borrower;

(h) Accounts that are the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof other than (i) Accounts where the owing account debtor is the United States Department of Defense or the United States Department of Veterans’ Affairs or (ii) other Accounts which Lender, in its sole discretion, has agreed to the contrary in writing and, in each case, if necessary or desirable, Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i) Accounts that arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor is or may be conditional;

(j) Accounts (i) upon which Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process; and

(k) Accounts the collection of which Lender determines in its Permitted Discretion to be doubtful.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Collateral” means (a) the Cowen Collateral, (b) more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by any Borrower or any other Subsidiary of a Borrower or Subsidiary which (i) is not an entity organized under the laws of the United States or any territory thereof or (ii) does not at any time have cash and/or book value assets in excess of Fifty Thousand Dollars ($50,000); (c) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clauses (ii) and (vii) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien; (d) rights, interests and related property arising under the contracts set forth on Schedule 2; provided, that such contracts shall be included to the extent consent is obtained; and (e) any Intellectual Property; provided, however, the Collateral shall include all Accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such or the Accounts included in the Cowen Collateral), license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing (in each case, only to the extent not included in the Cowen Collateral).

“Excluded Subsidiary” means any Subsidiary which does not at any time have cash and/or book value assets in excess of Fifty Thousand Dollars ($50,000).

“Facility Charge” means one percent (1%) of the Maximum Term Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Guaranty” means a Guaranty in a form reasonably acceptable to Lender.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefore and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, other than an effect in and of itself reasonably attributable to (a) the failure of any nonclinical or clinical trial to demonstrate the desired safety or efficacy of any biologic or drug (or drug candidate) or product (or product candidate) or (b) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any biologic or drug (or drug candidate) or product (or product candidate); or (ii) the ability of the Borrowers to perform the Secured Obligations when due in accordance with the terms of the Loan Documents, or the ability of the Collateral Agent or the Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Liens of the Collateral Agent for the benefit of the Lender on the Collateral or the priority of such Liens, in each case, in the aggregate.

“Material Agreements” means, collectively, (i) all agreements or documents (other than the Loan Documents) evidencing Indebtedness of Borrower in excess of $500,000 and (ii) any other contract or other arrangement to which the Borrower is a party (other than the Loan Documents) of which breach, nonperformance, cancellation, termination or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Maximum Revolving Loan Amount” means Five Million and No/100 Dollars ($5,000,000).

“Maximum Term Loan Amount” means Fifteen Million and No/100 Dollars ($15,000,000).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Revolving Note and/or Term Note.

“Obligor” means the Borrower and any guarantor.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in

Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards, leases and subleases; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof (A) in connection with any lease or sublease obligations of such Person in an aggregate amount not to exceed $750,000, and (B) other letters of credit in an amount not to exceed $500,000 at any time outstanding, (viii) settlement arrangements covered by independent third-party insurance as to which liability has been accepted by such insurance carrier in an aggregate amount not to exceed more than $500,000 at any time outstanding; (ix) other Indebtedness in an amount not to exceed $500,000 at any time outstanding, and (x) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) Investments permitted under Borrower’s investment policy in the form provided to Lender as of the Closing Date and attached to the Disclosure Letter, and (b) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at no more than the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement (or a guaranty and security agreement in form satisfactory to Lender) promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the exclusive and nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $500,000 in the aggregate in any fiscal year.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) Liens arising from the Royalty Transaction; (xvi) Liens in connection with an escrow account for the settlement arrangement disclosed on Schedule 1A; and (xvii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) non-exclusive and exclusive licenses, sublicenses, and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas in the ordinary course of business, (iii) transfers permitted under Permitted Investments; (iv) transfers made pursuant to the Royalty Transaction, or (iv) abandonment or cancellation of Intellectual Property that is not material or is no longer used or useful in any material respect in the business of Borrower and dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, and (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s Common Stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Renewal Fee” has the meaning given to it in Section 2.1(f).

“Revolving Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 6.75% plus the positive difference between the prime rate as reported in The Wall Street Journal and 3.25%, and (ii) 6.75%.

“Revolving Loan Advance” means any Revolving Loan funds advanced under this Agreement.

“Revolving Loan Maturity Date” means December 31, 2012.

“Revolving Note” means a Promissory Note in substantially the form of Exhibit B-2.

“Royalty Transaction” means the Cowen Financing, as amended, restated or modified through the Closing Date and any amendment, restatement, modification, replacement or refinancing of such financing which Lender has consented to, which consent shall not be unreasonably withheld.

“Rights to Payment” means all Accounts and General Intangibles that consists of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means the annual, regular, periodic and special reports that the Borrower has filed with the SEC under Section 13 or 15(d) of the Exchange Act.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing which becomes effective after the Closing Date and results in aggregate proceeds to Borrower of at least $5,000,000. For the avoidance of doubt, the issuance or sale of any equity securities in or in connection with any of the following transactions shall not constitute a “Subsequent Financing” hereunder: (i) any strategic transaction, including without limitation, joint venture, licensing, collaboration, manufacturing, development, marketing or distribution arrangements; (ii) any acquisition or license of any business, products, technologies or other assets; (iii) any merger, consolidation, acquisition or similar business combination; (iv) any equipment loan or leasing arrangement or real property leasing arrangement, or any debt financing from a bank or similar financial or lending institution; or (v) any equity line financing or similar arrangement, including without limitation, any such arrangement in which Borrower has the right to put, or has agreed to sell, its equity securities to an investor from time to time, including any after market transactions; or (vi) any financing event where the participation by the Lender in such financing would render such financing, or the transactions contemplated by this Agreement, to be in violation of any applicable law, rule or regulatory authority applicable to the Company, including the corporate governance or listing rules of NASDAQ.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 9.50% plus the positive difference between the prime rate as reported in The Wall Street Journal and 3.25%, and (ii) 9.50%.

“Term Loan Maturity Date” means February 1, 2015.

“Term Note” means a Secured Term Promissory Note in substantially the form of Exhibit B-1.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of

California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unused Line Fee” has the meaning given to it in Section 2.1(e).

“Warrant” means the warrant entered into in connection with the Loan.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. To the extent any items are required to be delivered, or any amounts are required to be paid, on a day that is not a regular business day of the Borrower, such item or amount shall be due on the next succeeding business day.

SECTION 2. THE LOAN

2.1 Revolving Loan.

(a) Advances. Subject to the terms and conditions of this Agreement and the completion by Lender of a collateral audit, Borrower may draw Revolving Loan Advances on or before December 31, 2012, in an aggregate principal amount of up to the lesser of the Borrowing Base or the Maximum Revolving Loan Amount, provided Borrower shall request only one (1) such Revolving Loan Advance per month, and each Revolving Loan Advance shall be in a minimum amount of $250,000 or if the amount available to be borrowed under the Maximum Revolving Loan Amount is less than $250,000, then such lesser amount. Revolving Loan Advances may be repaid and reborrowed at any time, without premium or penalty. If the aggregate Revolving Loan Advances at any time exceed the lesser of the Borrowing Base or the Maximum Revolving Loan Amount, Borrower shall repay the amount of that excess to Lender within three (3) business days.

(b) Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request (at least five business days before the Advance Date), Borrowing Base and Revolving Note to Lender. Lender shall fund the Revolving Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Revolving Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of the Revolving Loan shall bear interest thereon from the initial Revolving Loan Advance Date, calculated at the floating Revolving Interest Rate per annum based upon a year consisting of 360 days and payable for the actual number of days elapsed.

(d) Payment. Interest payments shall be due on the first day of each month. The entire principal balance of the Revolving Loan and all accrued interest and fees on or relating to the Revolving Loan shall be repaid in full on the Revolving Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Revolving Note or Revolving Advance.

(e) Unused Line Fee. From the Closing Date to the Revolving Maturity Date, Borrower shall pay to Lender quarterly in arrears beginning October 1, 2011, and on the first business day following the end of each quarter thereafter and on the Revolving Maturity Date, an unused line fee determined by multiplying 0.500% per annum (0.125% per quarter) times the unused portion of the Maximum Revolving Loan Amount (the “Unused Line Fee”). The Unused Line Fee shall be computed on a basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed.

(f) Renewal Fee. Borrower shall pay to Lender annually beginning on the first year anniversary of the Revolving Loan Maturity Date, and on each annual anniversary date thereafter and on the Revolving Loan Maturity Date, a renewal fee determined by multiplying 1.0% times the Maximum Revolving Loan Amount (the “Renewal Fee”).

(g) Prepayment and Termination. At its option upon at least seven (7) business days prior notice to Lender any time after the date which is nine (9) months after the Closing Date, Borrower may provide notice to Lender of Borrower’s desire to terminate the Revolving Loan without any additional penalty or fee, at which time (i) Borrower shall prepay all, but not less than all, of the outstanding Revolving Advances by paying the entire principal balance, all accrued and unpaid interest, and (ii) the Lender’s commitment to make any Advances hereunder shall cease; provided that, Borrower may prepay the Revolving Loans and terminate this Agreement in connection with a prepayment and termination of the Term Loans pursuant to Sections 2.5 and 2.6 below.

2.2 Term Loan.

(a) Advances. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance of $15,000,000 on August 8, 2011. The aggregate outstanding Term Loan Advance may be up to the Maximum Term Loan Amount.

(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request and Term Note to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c) Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d) Payment. Borrower will pay interest on each Term Loan Advance on the first day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on August 31, 2012 in 30 equal monthly installments of principal and interest beginning September 1, 2012 and continuing on the first business day of each month thereafter. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Note or Term Loan Advance.

2.3 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) or 2.2(c), as applicable, plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c), 2.2(c) or Section 2.4, as applicable.

2.5 Prepayment. At its option upon at least 7 business days prior notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3%; after twelve (12) months but prior to twenty four (24) months, 2%; and thereafter, 1% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.

2.6 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $600,000. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date, but shall not accrue interest thereafter.

SECTION 3. SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the capital stock of any foreign Subsidiary that constitutes a Permitted Investment); (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Rights to Payment; and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall not include Excluded Collateral. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment (only to the extent not included in the Cowen Collateral).

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and

(f) completed collateral audit by Lender prior to the initial extension of the Revolving Loan Advances;

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date:

(a) Lender shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b) or 2.2(b), as applicable, each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Lender may reasonably request.

(b) The representations and warranties set forth in this Agreement and in Section 5 shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance with all terms and provisions set forth herein and in each other Loan Document (other than the Warrant) on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3 No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.

5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations .

5.3 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any (iv) do not violate any law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject such that such violation could reasonably be expected to result in a Material Adverse Effect; and (v) except as described on Schedule 5.3, do not violate any Material Agreement. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. Since the financial statements delivered pursuant to Section 7.1(c), no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event since December 31, 2010 that is reasonably expected to result in a Material Adverse Effect.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing indebtedness, or any other Material Agreement to which it is a party or by which it is bound.

5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed (or filed timely extension for) all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved in accordance with GAAP for any tax assessment received by Borrower, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property that is necessary to conduct its business. Except as described on Part I of Schedule 5.9,(i) and subject to the Borrower’s knowledge, each of the material Copyrights, Trademarks and Patents of the Borrower is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Part II of Schedule 5.9 is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC and except for the restrictions set forth in the last sentence of Section 3.1, Borrower has the right, to the extent required to operate Borrower’s business, to freely license its Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12 Financial Accounts. Schedule 5.12, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party, except with respect to 401(k) or other employee benefit plans or arrangements.

5.14 Capitalization and Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

5.15 Eligible Accounts. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct (except for any good faith immaterial errors promptly corrected when discovered) and all such invoices, instruments and other documents, and all of Borrower’s books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations as applicable to Borrower. Borrower has no knowledge of any actual or imminent insolvency proceeding of any Account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $10,000,000 of directors and officers’ insurance for each occurrence and $10,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain a fidelity insurance policy in an amount not less than $100,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.

6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s gross negligence or willful misconduct or claims arising solely from Lender’s breach of the terms of this Agreement or the Loan Documents. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1 Financial Reports. Borrower shall furnish to Lender the financial statements and reports listed hereinafter (the “Financial Statements”):

(a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) that could reasonably be expected to result in a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)(i) as soon as practicable (and in any event within 47 days) after the end of each of the first three fiscal quarters of any fiscal year, and (ii) as soon as practicable (and in any event within ninety two (92) days) after the end of each fourth fiscal quarter of any fiscal year, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower), certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments;

(c) as soon as practicable (and in any event within ninety two (92) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;

(d) as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit D attaching, so long as the Revolving Loan is outstanding, a Borrowing Base Certificate;

(e) as soon as practicable (and in any event within 15 days) after the end of each month, a report showing agings of accounts receivable and accounts payable;

(f) as soon as practicable (and in any event within 15 days) after the end of each month, a sales report in form reasonably acceptable to Lender;

(g) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any governmental authority that may be substituted therefor, or any national securities exchange; and

(h) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

Borrower shall not make any change in its (a) accounting policies or reporting practices, except as required by or permitted by the SEC or GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to kconte@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer. Notwithstanding the foregoing, documents required to be delivered pursuant to Section 7.01 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date Borrower provides notices to Lender via email or facsimile that (i) Borrower has posted such documents and provides a link thereto on the Borrower’s website on the Internet at the website address listed on signature page to this Agreement; or (ii) such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender has access. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.1(d) via facsimile to Lender at (650) 473-9194 or via e-mail to kconte @herculestech.com, and notifies Lender via email or facsimile as provided in the immediately preceding sentence.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien on the Collateral (subject to Permitted Liens). Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower; provided that, any such actions shall only be applicable to the Collateral and not any other assets or property of the Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.

7.4 Compromise of Agreements. With respect to Accounts with a combined value in excess of twenty percent (20%) of all of Borrower’s Accounts then outstanding, Borrower shall not (a) grant any material extension of the time of payment thereof , (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof, (c) release, wholly or partly, any Person liable for the payment thereof , or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower.

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. Borrower shall not (i) prepay any Indebtedness, (ii) exercise any buy-out or termination rights or options under the Cowen Financing Agreement (other than in connection with a permitted refinancing and replacement of the Cowen Financing Agreement permitted under this Agreement), or (iii) take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.6 Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (in each case, except for Permitted Liens), and shall give Lender prompt written notice of any Liens affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon or any legal process affecting a material portion of the Collateral. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process affecting a material portion of the Collateral or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting a material portion of such Subsidiary’s assets. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness incurred to finance the acquisition of such property, and (ii) restrictions by reason of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), Borrower shall not agree with any Person other than Lender not to encumber its property.

7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest or such repurchases otherwise permitted under Section 7.7, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower and Borrower may grant stock options, warrants or other equity interests to its directors, officers, consultants and employees, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or as otherwise required under customary indemnifications provisions for officers and directors of the Borrower or any Subsidiary or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.9 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.

7.10 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, in each case, other than Permitted Investments or Permitted Transfers.

7.11 Taxes. Borrower and its Subsidiaries shall pay (or file timely extensions to pay) when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.

7.13 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such and Deposit Accounts included in the Excluded Collateral), or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement or accounts included in the Excluded Collateral. Lender agrees that prior to the occurrence of an Event of Default, Lender (i) shall refrain from exerting control over any deposit or securities accounts subject to any Account Control Agreements, (ii) shall defer to Borrower’s control over the assets and proceeds in such accounts, including Borrower’s ability to withdraw from, or otherwise direct the disposition of funds from, deposit accounts for the payment of Borrower’s obligations to third parties as they become due and payable, and including Borrower’s ability to withdraw from, designate investments in, or otherwise direct activities in its securities accounts, and (iii) shall not send a “Notice of Exclusive Control” (or similar notice pursuant to which Lender purports to exert exclusive control over any deposit or securities account of Borrower) to the applicable bank, broker or other securities intermediary party to an Account Control Agreement.

7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any Subsidiary (other than an Excluded Subsidiary) organized under the laws of any State within the United States to execute and deliver to Lender a Guaranty, a security agreement and such other Loan Documents as requested by Lender.

7.15 Eligible Accounts. Borrower shall notify Lender promptly of any event or circumstance which to Borrower’s knowledge would cause Lender to consider any then existing Eligible Account as no longer constituting an Eligible Account.

7.16 Post-Closing Conditions. Within forty-five (45) days after the Closing Date, Lender shall have received from Borrower, in form and substance reasonably satisfactory to Lender a fully executed Bailee Letter for the properties located at (i) 420 International Blvd, Suite 500, Brooks, KY 40109 and (ii) 23 Carland Road, Conshohocken, PA 19428. Within ten (10) days after the Closing Date, Lender shall have received from Borrower a fully executed Account Control Agreement from State Street Bank. Furthermore, Borrower shall use its commercially reasonable efforts to deliver to Lender within forty-five (45) days after the Closing Date (i) a fully executed Consent to Removal of Property, in form and substance reasonably satisfactory to Lender, for its headquarters located at 2215 Bridgepoint Parkway, Suite 200, San Mateo, CA 94404; provided, that on or prior to any future relocation of Borrower’s headquarters, Borrower shall obtain a fully executed Consent to Removal of Property for such new property address and (ii) a consent to pledge from Sharp Corporation under that certain Packaging and Supply Agreement with Borrower.

SECTION 8. RIGHT TO INVEST

8.1 Lender or its assignee or nominee shall have the right, in its discretion, to participate in the next Subsequent Financing in an amount of up to $2,000,000 on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. (a) Borrower fails to pay any principal amount or interest due under this Agreement, the Notes or any of the other Loan Documents on the due date (unless such non payment is the result of Lender’s failure to debit the Borrower’s accounts, in which case Borrower shall pay within 3 business days after Lender’s request of such payment), or (b) Borrower fails to pay any other amount owing under the Loan Documents within five (5) business days of demand or invoice due date; provided, in each case, that (x) cure periods set forth in this Section 9.1 shall not apply to payments due on the Revolving Loan Maturity Date or the Term Loan Maturity Date, and (y) during any cure period set forth in this Section 9.1, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default, but no credit extension will be made by Lender during the cure period; or

9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9) such default continues for more than ten (10) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9, the occurrence of such default; or

9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4 Other Loan Documents. The occurrence of any default under any Loan Document or any other agreement between Borrower and Lender and such default continues for more than twenty (20) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or deemed made; or

9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses A(i) through A(vi); or (B) either (i) thirty (30) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a final, nonappealable judgment or judgments is/are entered for the payment of money and not otherwise covered by insurance and remains unpaid for more than 20 days, individually or in the aggregate, of at least $500,000, or Borrower is enjoined or in any way prevented by court order from conducting a part of its business; or

9.8 Other Obligations. The occurrence of (i) any payment default (after giving effect to any cure periods thereunder or (ii) any other default which results in the acceleration of the underlying

Indebtedness, in each case under any agreement or obligation of Borrower involving any Indebtedness in excess of $500,000, or the occurrence of any default under any Material Agreement of Borrower that, in each case, could reasonably be expected to have a Material Adverse Effect.

SECTION 10. REMEDIES

10.1 General.

(a) Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

(b) Notwithstanding anything herein to the contrary, upon an Event of Default resulting solely from Borrower’s failure to deliver unqualified audited financial statements for the fiscal year ended 2011 as required under Section 7.1(c) due to a going concern qualification resulting solely from Borrower having less than 12 months of cash, Lender agrees (i) not to accelerate any Term Loan Advances or Revolving Loan Advances under Section 10.1 (a)(i), and (ii) not to deliver any notices of exclusive control under Section 7.13 with respect to the Account Control Agreements for a period of 30 days from the date of the going concern qualification; provided that such Event of Default may be cured upon delivering to Lender evidence satisfactory to Lender, in its sole discretion, demonstrating that Borrower has 12 months of cash after receipt of proceeds from any equity or subordinated debt financing, together with any expense reductions in any projections, in each case approved by Lender, in its sole discretion.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

•	First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

•

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

•

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11. MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Kathy Conte

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

(b)	If to Borrower:

NEUROGESX, INC.

Attention: Stephen Ghiglieri, Chief Financial Officer

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

Facsimile:

Telephone:

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated June 21, 2011). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral or otherwise administering or availing itself of Lender’s rights under this Agreement shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party has a need to know such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to legally binding confidentiality restrictions that reasonably protect against the disclosure of Confidential Information, but that are no less restrictive than the terms set forth in this Section 11.12; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan

Documents. Lender acknowledges that it is aware, and that it will advise its directors, officers, employees, accountants, counsel and other professional advisors who receive information from the Borrower or its Subsidiaries hereunder, that the United States securities laws prohibit any person who has received material, non-public information concerning the Borrower from purchasing or selling securities of the Borrower or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”) provided that, so long as no Event of Default has occurred or is continuing, Lender will not assign its interest hereunder or under the Note(s) and Loan Documents to a direct competitor of Borrower. After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. Lender agrees that, upon receipt of Borrower’s written request, in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials; provided that prior to such use, the Borrower will have an opportunity to review and approve such materials, such approval not to be unreasonably withheld and if Borrower does not respond within twenty-four hours of Lender’s request thereof, Lender’s use of Borrower’s name and logo shall be deemed approved by Borrower.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

NEUROGESX, INC.

Signature:	/s/ Stephen Ghiglieri

Print Name:	Stephen Ghiglieri

Title:	CFO

Website Address:

Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch

Print Name:	K. Nicholas Martitsch

Title:	Associate General Counsel

Table of Addenda, Exhibits and Schedules

Annex I:	Description of Cowen Collateral

Exhibit A:	Advance Request Attachment to Advance Request

Exhibit B-1:	Secured Convertible Term Promissory Note

Exhibit B-2:	Revolving Note

Exhibit C:	Name, Locations, and Other Information for Borrower

Exhibit D:	Compliance Certificate

Exhibit E:	Borrowing Base Certificate

Exhibit F:	ACH Debit Authorization Agreement

ANNEX I

COWEN COLLATERAL

All of the right, title and interest of NeurogesX, Inc. (“NGX”) in, to and under the following property, whether now or hereafter existing or acquired, whether tangible or intangible and wherever the same may be located (collectively, the “Collateral”):

(a) the Revenue Interest with respect to the Distribution, Marketing and License Agreement, dated as of June 19, 2009 (as amended, restated, supplemented or modified, the “Existing License Agreement”), between NGX and Astellas Pharma Europe Ltd. (“Astellas”);

(b)(i) the Intellectual Property and (ii) all agreements pursuant to which NGX obtained rights thereunder including (A) the Commercial Supply and License Agreement, dated January 2007 (the “LTS Agreement”), by and between NGX and LTS Lohmann Therapie-Systeme AG (“LTS”) and (B) the Exclusive License Agreement, effective November 1, 2000 (the “UC Agreement”), by and between The Regents of the University of California (“The Regents”) and NGX, each agreement solely to the extent related to the Exploitation of, or the preservation of rights and property necessary for the Exploitation of, the Licensed Products in the Territory;

(c) all License Agreements, including, without limitation, (i) all rights to receive moneys due or to become due under or pursuant to the License Agreements, (ii) all rights to receive proceeds of any insurance, indemnity, warranty or guaranty claim with respect to the License Agreements, (iii) all claims for damages arising out of any breach of or default under the License Agreements and (iv) all rights to terminate, amend, supplement, modify or exercise rights or options under the License Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(d) the Regulatory Approvals;

(e) any agreement with respect to the manufacture of Licensed Product for Exploitation in the Territory including the LTS Agreement (including manufacture of such Licensed Products outside of the Territory for Exploitation in the Territory), but solely to the extent related to the Exploitation of the Products in the Territory;

(f) the Deposit Agreement, dated April 29, 2010 (the “Deposit Agreement”), by and among NGX, CHRP and JPMorgan Chase Bank, NA., Joint Concentration Account and Initial Concentration Account and all funds on deposit in the Joint Concentration Account and the Initial Concentration Account, and all monies and credit balances from time to time held in the Joint Concentration Account and the Initial Concentration Account; and all interest, cash, instruments and other property at any time and from time to time received, receivable or otherwise distributed in respect of such accounts, such funds or received in exchange for any or all of the items described in this subsection (f);

(g) all money now or at any time in the possession or under the control of, or in transit or payable to, NGX or Cowen Healthcare Royalty Partners, L.P. (“CHRP”) directly relating to any of the foregoing Collateral;

(h) all Accounts, contract rights, Commercial Tort Claims, Payment Intangibles, Letter-of-Credit Rights, Promissory Notes, Software, Instruments, Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper and General Intangibles, cash monies and other rights to payment, in each case, with directly relating to, constituting, comprising or evidencing any of the foregoing;

(i) all present and future books, Documents, invoices, records, statements, in each case, in any form whatsoever and directly relating to any of the foregoing; and

(j) all Proceeds, rents and profits of or from any and all of the foregoing, all proceeds that constitute property, and, to the extent not otherwise included, all payments under insurance (whether or not CHRP is the loss payee or beneficiary thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing, in each case, in any form whatsoever.

Each item of Collateral that is defined in Article 8 or Article 9 of the Uniform Commercial Code shall have the meaning set forth in the Uniform Commercial Code.

Capitalized terms used and not otherwise defined herein have the meanings given to them in the Financing Agreement.

In addition, the following capitalized terms used herein have the following meanings:

“Exploit” means, with respect to a product, the manufacture, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization or exploitation of such product; and “Exploitation” shall have the correlative meaning.

“Gel” has the meaning set forth in the Existing License Agreement, and includes, among other things, the packaged gel cleansing product, as further described in NGX’s EMEA MAA Approval No. EMEA/H/C/000909 and any supplements or amendments to such approval existing as of June 19, 2009, together with any improvements or modifications (including but not limited to line extensions, enhanced or modified presentations and formulations) to such cleansing gel, in each case developed by or on behalf of NGX during the term of the Existing License Agreement.

“Initial Concentration Account” means the deposit account established and maintained at the Depositary Bank pursuant to the Deposit Agreement and the Financing Agreement, dated April 29, 2010 (the “Financing Agreement”), between NGX and CHRP. The Initial Concentration Account shall be the account into which all payments made in respect of the Revenue Interest are to be remitted or deposited in the first instance in accordance with the terms of the Financing Agreement and the Deposit Agreement.

“Intellectual Property” means all proprietary information; trade secrets; Know-How; utility models; confidential information; inventions (whether patentable or unpatentable and whether or not reduced to practice or claimed in a pending patent application) and improvements thereto; Patents; registered or unregistered trademarks, trade names and service marks, including all goodwill associated therewith; registered and unregistered copyrights and all applications thereof; in each case that (i) are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by NGX or its Subsidiaries, including, without limitation, any intellectual property subject to the agreements listed on Schedule 3.12(b) of the Financing Agreement, and (ii) relating to, embodied by, covering or involving or necessary or used to (a) manufacture or have manufactured, the Licensed Products for Exploitation in the Territory or (b) sell, have sold, market, or have marketed, the Licensed Products, in each case in the Territory.

“Joint Concentration Account” means a segregated account for the benefit of NGX and CHRP and maintained at the Depositary Bank pursuant to the terms of the Deposit Agreement and the Financing Agreement. The Joint Concentration Account shall be the account into which the Depositary Bank sweeps on a daily basis the funds held in the Initial Concentration Account in accordance with the terms of the Financing Agreement and the Deposit Agreement

“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

“License Agreement” means (i) the Existing License Agreement, and (ii) in the event of the termination thereof, any Replacement License Agreement including, without limitation, any sublicense and subdistribution agreements which survive and are assigned to NGX.

“Licensed Product(s)” means any Product licensed to Astellas and any Licensing Option Product (as defined in the Existing License Agreement) licensed to Astellas or a Third Party.

“Patch” has the meaning set forth in the Existing License Agreement and includes the capsaicin-containing cutaneous patch described in NGX’s EMEA MAA Approval No. EMEA/H/C/000909 and any supplements or amendments to such approval, together with any changes to formulation or other aspects of such patch (including but not limited to line extensions, enhanced or modified presentations and formulations) developed by or on behalf of NGX during the term of the Existing License Agreement.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the Territory covering the Licensed Product, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed on or after April 29, 2010, in each case, which are owned, controlled by, issued to, licensed to or licensed by NGX or any of its Affiliates.

“Product” means (i) a product containing a Patch and/or Gel (as defined in the Existing License Agreement), whether alone or in combination, together with any ancillary non-

pharmacologically active components (e.g. gloves), if the MAA Approval (as defined in the Existing License Agreement) has been obtained for such a combination and (ii), to the extent Astellas has executed its Option (as defined in the Existing License Agreement) under Section 2.3 of the Existing License Agreement, NGX-1998, the high concentration liquid formulation of capsaicin currently under development by NGX, together with such other items identified in the Existing License Agreement.

“Regulatory Approval” means all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Regulatory Agency necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of the Licensed Product in the Territory in accordance with the License Agreement.

“Replacement License Agreement” means any agreement entered into with any Third Party (each, a “Replacement Licensee”) after April 29, 2010 pursuant to which (i) NGX or any of its Affiliates or (ii) CHRP or any of its Affiliates grants such Replacement Licensee any right to Exploit any Licensed Product in the Territory (including by virtue of assignment or assumption) whether in the form of a license, sublicense, development, commercialization, co-promotion, collaboration, distribution, manufacturing, marketing or partnering agreement whether such agreement includes rights under the Intellectual Property or not, including, without limitation, any sublicense and subdistribution agreement which survive termination of the Existing License Agreement and are assigned to NGX.

“Revenue Interest” means, with respect to the Existing License Agreement, any and all of NGX’s rights to receive (i) any payments under Section 3 or Section 4 (except Section 4.4) of the Existing License Agreement, including, without limitation, rights to receive Sales Milestones (as defined in the Existing License Agreement) under Section 3.2 of the Existing License Agreement, the Option Retention Fee (as defined in the Existing License Agreement) under Section 3.3.2 of the Existing License Agreement, the Option Exercise Fee (as defined in the Existing License Agreement) under Section 3.3.3 of the Existing License Agreement, and Earned Royalties (as defined in the Existing License Agreement) under Section 4 of the Existing License Agreement, in each case payable on and after April 1, 2010, (ii) any payments under Section 11.5.2 of the Existing License Agreement in amounts in the aggregate in excess of out-of-pocket costs and expenses (including reasonable attorneys’ and professional fees) incurred in connection with any Enforcement Action (as defined in the Existing License Agreement), (iii) any payments similar to those described in clauses (i) and (ii) from Astellas or its affiliates with respect to Licensing Option Products (as defined in the Existing License Agreement), regardless of whether such Licensing Option Products are included under the Existing License Agreement or licensed to Astellas pursuant to a separate agreement, (iv) any payments similar to those described in clauses (i), (ii) and (iii) under any Replacement License Agreement, (v) any payments similar to those described in clauses (i) – (iv) made by a Licensee after rejection of the Existing License Agreement or Replacement License Agreement by NGX in bankruptcy, and (vi) any other payments for or derived from the sale, offer for sale (including marketing and promotion), distribution or other commercialization or exploitation of Licensed Products in the Territory.

The Revenue Interest excludes all rights under any License Agreement to receive (a) payments or amounts which are used to pay Third Parties for rights to intellectual property necessary for or incorporated in the Licensed Products (including amounts payable (I) under Section 4.4 of the Existing License Agreement, (II) to The Regents pursuant to Section 3.2 or Section 19.4 of the UC Agreement or (III) to LTS pursuant to Section 7.3 of the LTS Agreement, (b) any payments under the Supply Agreement (as entered into pursuant to and defined in Section 9.1 of the Existing License Agreement) and (c) any payment intended to reimburse for any costs or expenses (whether internal or external reasonably allocated in accordance with GAAP) incurred or to be incurred by NGX with respect to activities under such License Agreement or otherwise with respect to the Licensed Product in the Territory.

“Territory” means the countries and regions set forth in the Existing License Agreement, including those set forth on Exhibit A attached hereto, and such other countries as are agreed to or as may be added by written agreement between the parties to the Existing License Agreement.

EXHIBIT A

TO

SCHEDULE 1

TERRITORY

A. European Region

European Union (present and future member states):

Austria

Belgium

Bulgaria

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Germany

Greece

Hungary

Ireland

Italy

Latvia

Lithuania

Luxembourg

Malta

Netherlands

Poland

Portugal

Romania

Slovakia

Slovenia

Spain

Sweden

United Kingdom

Norway

Iceland

Liechtenstein

Switzerland

Andorra

Monaco

San Marino

Vatican City

B. SATR Region

South Africa

Turkey

Russia

C. Rest of Territory Region

Armenia

Azerbaijan

Belarus

Georgia

Kazakhstan

Kyrgyzstan

Moldova

Tajikistan

Turkmenistan

Ukraine

Uzbekistan

Albania

Bosnia & Herzegovina

Croatia

Kosovo

Macedonia

Montenegro

Serbia

Republic Srpska

Bahrain

Gaza Strip

Iraq

Israel

Jordan

Kuwait

Lebanon

Oman

Qatar

Saudi Arabia

United Arab Emirates

West Bank (Palestine)

Yemen

Algeria

Egypt

Libya

Morocco

Tunisia

Benin

Cameroon

Chad

Ivory Coast

Guinea

Mali

Mauritania

Niger

Senegal

Togo

Angola

Burkina Faso

Mozambique

Botswana

Central African Republic

Congo

Democratic Republic of Congo

Ethiopia

Gabon

Ghana

Kenya

Lesotho

Liberia

Madagascar

Mauritius

Namibia

Nigeria

Somalia

Swaziland

Tanzania

Zambia

Zimbabwe

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date: , 20[ ]

Hercules Technology Growth Capital, Inc. 400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301 Facsimile: 650-473-9194 Attn: Kathy Conte

NeurogesX, Inc. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of             Dollars ($            ) on             ,     (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)	Issue a check payable to Borrower

or

(b)	Wire Funds to Borrower’s account

Bank:
Address:

ABA Number:
Account Number:
Account Name:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Lender has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Borrowing Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [                    ], 20[    ].

BORROWER: NEUROGESX, INC.

SIGNATURE:
TITLE:
PRINT NAME:

ATTACHMENT TO ADVANCE REQUEST

Dated:

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name:	NEUROGESX, INC.

Type of organization:	Corporation

State of organization:	[ ]

Organization file number:

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B-1

SECURED TERM PROMISSORY NOTE

$15,000,000	Advance Date: August , 2011

FOR VALUE RECEIVED, NeurogesX, Inc., a Delaware corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Fifteen Million Dollars ($15,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at the Term Loan Interest Rate as set forth in the Loan Agreement (defined below).

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated August     , 2011, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER:	NEUROGESX, INC.

By:
Title:

EXHIBIT B-2

SECURED REVOLVING PROMISSORY NOTE

$5,000,000	Advance Date: August , 2011

Maturity Date: [ ], 20[ ]

FOR VALUE RECEIVED, NeurogesX, Inc. a Delaware corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Revolving Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Five Million Dollars ($5,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at the Revolving Interest Rate as set forth in the Loan Agreement (defined below).

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated August [    ], 2011, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND

ON BEHALF OF ITS SUBSIDIARIES:        NEUROGESX, INC.

By:
Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	NEUROGESX, INC.

Type of organization:	Corporation

State of organization:	Delaware

Organization file number:	4271074

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:

Used during dates of:

Type of Organization:

State of organization:

Organization file Number:

Borrower’s fiscal year ends on December 31st

Borrower’s federal employer tax identification number is: 94-3307935

3. Borrower represents and warrants to Lender that its chief executive office is located at:

2215 Bridgepoint Parkway

Suite 200

San Mateo, CA 94404

EXHIBIT D

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated [                    ], 20[    ] and all ancillary documents entered into in connection with such Loan and Security Agreement all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc. (“Hercules”) as Lender and NeurogesX, Inc. (“Borrower”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of Borrower, knowledgeable of all Company financial matters, and is authorized to provide certification of information regarding Borrower; hereby certifies that in accordance with the terms and conditions of the Loan Agreement, Borrower is in compliance for the period ending                     of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with GAAP (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly within 47 days

Audited Financial Statements	FYE within 92 days

Agings of A/R and A/P	Monthly within 7 days

Product Shipments of 2UTENZA	Weekly within 5 days

Very Truly Yours,

NEUROGESX, INC.

By:

Name:

Its:

EXHIBIT E

BORROWING BASE CERTIFICATE

Borrower: NEUROGESX, INC.

Revolving Loan Commitment Amount: $5,000,000

ACCOUNTS RECEIVABLE

1. Accounts Receivable Book Value as of		$
2. Additions (please explain on reverse)		$
TOTAL ACCOUNTS RECEIVABLE		$
ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
3. Amounts over 125 days due	$
4. Balance of 25% over 125 day accounts	$
5. Concentration Limits over 10% except those noted below*	$
6. Foreign Accounts	$
7. Deferred Revenue	$
8. Contra Accounts	$
9. Affiliate Accounts	$
10. Governmental Accounts	$
11. Conditional Payment	$
12. Disputed Accounts	$
13. Other (please explain on reverse)	$
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
15. Eligible Accounts (Total Accounts Receivable minus #14)		$
16. LOAN VALUE OF ACCOUNTS ([ ]% of #15)		$
BALANCES
17. Maximum Revolving Loan Amount		$ ,000,000
18. Total Funds Available (Lesser of #16 or #17)		$
19. Present balance owing on Line of Credit		$
20. RESERVE POSITION (#18 minus #19)		$

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Hercules Technology Growth Capital, Inc.

*	Besse Medical, McKesson Corporation, Cardinal Specialty and ASD Healthcare

NEUROGESX, INC.

By:
Authorized Signer

EXHIBIT F

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Re: Loan and Security Agreement dated August                     between NeurogesX, Inc. (“Borrower”) and Hercules Technology Growth Capital, Inc. (“Lender”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Lender to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH
CITY	STATE AND ZIP CODE
TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

NEUROGESX, INC.
(Borrower) (Please Print)

By:

Date: